Exhibit 10-X


In September 2001, the Company agreed upon the treatment of Mr. Nasser's existing benefits in the event of his retirement, including his benefits under its executive retirement plans. Upon Mr. Nasser's retirement, the final award for his outstanding Performance Stock Rights will be determined based on Company results for the full performance periods, without proration, and, in the case of retirement for reasons other than for cause, his Restricted Stock Units award will be based on a 100% performance level. Mr. Nasser's entitlement to all such benefits is subject to provisions regarding competitive activity. In addition to the arrangements described above, when Mr. Nasser retires he shall receive office and associated services, financial planning services and the ability to designate an educational institution as a grant recipient on a basis consistent with those granted previous Company Chief Executive Officers.